CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A of Fidelity Government Securities Fund (currently Fidelity Income Fund:
Fidelity Government Securities Fund) of our report dated November 4, 1997 on the financial statements and financial highlights included in the September 30, 1997 Annual Report to Shareholders of Fidelity Income Fund: Fidelity Government Securities Fund (formerly Fidelity Government Securities Fund.)
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

        /s/COOPERS & LYBRAND L.L.P.
Boston, Massachusetts     COOPERS & LYBRAND L.L.P.
November 21, 1997